Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-116179, 333-48178 and 333-53560) of Avici Systems Inc. of our reports dated March 7, 2005, with respect to the consolidated financial statements and schedule of Avici Systems Inc., Avici Systems Inc.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Avici Systems Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

Boston, Massachusetts

March 9, 2004